SECOND AMENDING AGREEMENT

TO

MANAGEMENT SERVICES AGREEMENT

THIS SECOND AMENDING AGREEMENT TO MANAGEMENT SERVICES AGREEMENT (this “Amending Agreement”) is made as of May 16, 2024 (the “Effective Date”)  between ZENATECH, INC. a British Columbia Company with its principal place of business at 69 Yonge Street, Suite 1404, Toronto, Ontario M5E 1K3 (the “Company”) and Epazz, Inc., a Wyoming corporation with a principal place of business at 325 N Milwaukee Ave, Wheeling, IL 60090 ("Executive Manager").

RECITALS:

A. The Company and the Executive Manager are parties to a Management Services Agreement dated November 1, 2018, as amended by Amendment No. 1 to Management Services Agreement dated as of January 11, 2019 (the “Prior Agreements”);

B. The Company the Executive Manager wish to amend the terms of the Prior Agreements pursuant to the terms of this Amending Agreement; and

C. All capitalized terms used in this Amending Agreement, unless otherwise defined herein, have the meanings given to them in the Agreement.

NOW, THEREFORE in consideration of the foregoing and the promises and covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and intending to be legally bound by this Amending Agreement, the undersigned agree as follows:

1)Section 4 of the Prior Agreements is hereby deleted in its entirety and replaced with the following

4.  Management Fee. In consideration of the services provided hereunder, COMPANY shall pay Executive Manager twenty (20%) percent mark-up per month (the “Management Fee”) of the total expenses generated by COMPANY. Executive Manager shall provide monthly invoices.

2)The following new Section 4A is hereby added to the Prior Agreements:

4A. Default. If the Executive Manager becomes insolvent or is otherwise unable to provide the services contemplated hereby, all property and other assets relating to the services contemplated hereby provided by the Executive Manager to or for the benefit of the Company shall become the property and assets of the Company and the Company shall have the right to forthwith foreclose and seize such property and assets, including without limitation, facilities, equipment and supplies.

3)Except as otherwise provided in this Amending Agreement, all terms and conditions of the Prior Agreements shall continue in full force and effect.

4)The parties shall, with reasonable diligence, do all such things and provide all such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Amending Agreement and the Prior Agreements and carry out their provisions.

5)This Amending Agreement and the Prior Agreements are a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

AC/13036141.1

6)This Amending Agreement shall inure to the benefit of and shall be binding upon the Company and its heirs, successors (including any successor by reason of amalgamation of any party) and permitted assigns.

7)This Amending Agreement may be executed in counterparts and delivered by means of facsimile or portable document format (PDF), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amending Agreement as of the date first written above.

ZENATECH, INC.

Per: /s/ Shaun Passley

_____________________

Dr. Shaun Passley
CEO

EPAZZ, INC.

Per: /s/ Shaun Passley

_____________________

Dr. Shaun Passley
CEO

AC/13036141.1